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                     June 29, 2020

       Scott Ogur
       Chief Financial Officer
       Helix Technologies, Inc.
       5300 DTC Parkway, Suite 300
       Greenwood Village, CO 80111

                                                        Re: Helix Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            File No. 000-55722

       Dear Mr. Ogur:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services